Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

Phone: (617) 542-5300

CYNO@investorrelations.com

Cynosure Reports Financial Results for the First Quarter of 2011

•	Revenue Increases 16% to $21.9 Million on Growth in North America and International Markets

•	$1.8 Million in Cash From Operations; 8th Consecutive Quarter of Positive Operating Cash Flow

•	Company Concludes Quarter with Cash and Investments of $96 Million

Westford, Mass., May 3, 2011: Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months ended March 31, 2011.

Revenues for the first quarter of 2011 increased 16 percent to $21.9 million from $18.9 million in the same period of 2010. Net loss for the first quarter of 2011 was $1.9 million, or $0.15 per basic and diluted share, compared with a net loss of $2.8 million, or $0.22 per basic and diluted share, for the comparable period of 2010.

Gross profit for the three months ended March 31, 2011 was 55.2 percent of total revenues, compared with 57.2 percent for the same period of 2010. Results for the first quarter of 2011 included a one-time purchase accounting adjustment for the company’s acquisition of the assets of Eleme Medical earlier this year. The purchase accounting adjustment, which related to the write-up of Eleme Medical’s finished goods inventory sold during the quarter, had the effect of reducing Cynosure’s 2011 first quarter gross profit by approximately 100 basis points.

Total operating expenses increased 5 percent to $13.9 million, or 64 percent of revenues, in the first quarter of 2011 from $13.3 million, or 71 percent of revenues, for the same period of 2010. Higher operating expenses in the 2011 period reflected higher research and development and sales and marketing costs associated with the company’s new cellulite reduction platform, comprised of the new Cellulaze™ Cellulite Laser Workstation and SmoothShapes® XV.

“Laser product revenue increased 17 percent in the first quarter, as our North American direct sales force, European subsidiaries and international distributors all generated strong year-over-year results,” said Cynosure President and Chief Executive Officer Michael Davin. “While we were pleased with our revenue performance, our gross profit was below our expectation for the quarter, primarily related to the purchase accounting adjustment.”

“We continue to maintain a strong balance sheet, concluding the 2011 first quarter with cash, marketable securities and investments of $95.6 million, even with our $2.5 million cash acquisition of the Eleme Medical assets,” Davin continued. “In addition, we generated positive cash flow from operations of $1.8 million, underscoring our focus on effectively managing operating expenses as we invested in product development initiatives related to our new cellulite reduction platform.”

During the first quarter, Cynosure launched the non-invasive SmoothShapes XV system, which the company acquired as part of the asset purchase of Eleme Medical. SmoothShapes XV was introduced through Cynosure’s direct sales force in North America, and its international distribution channel, including its direct subsidiaries in the European Union. In addition, Cynosure launched the Cellulaze™ Cellulite Laser Workstation in the European Community and established three Cellulaze clinical sites led by physician luminaries in the EU to train plastic surgeons and dermatologists on the use of the minimally invasive procedure. In the United States, the company’s 510(k) application for marketing clearance of Cellulaze is undergoing review by the U.S. Food and Drug Administration.

Recent Highlights

•

Two New Cellulaze Studies: Two U.S. clinical studies using the Cellulaze workstation were presented at the recent Annual Scientific Conference of the American Society for Laser Medicine and Surgery. A preliminary study of 10 patients concluded that a single treatment with Cellulaze improves the appearance of cellulite and that improvement persists for at least one year with minimal adverse effects. Another study of 15 subjects concluded that a sidelight three-dimensional optical fiber and 1440 nm Nd:YAG laser, which is used in Cellulaze, appeared to have long-lasting benefits in the treatment of cellulite. Significant improvement in cellulite was demonstrated in 68 percent of cases by photographic evaluation and 65 percent with Vectra 3D surface imaging.

•

International Marketing Clearances: During the first quarter, the company announced the receipt of two key international marketing clearances: Health Canada issued a Medical Device License authorizing the SmoothShapes XV system to be marketed in Canada for the temporary reduction in the appearance of cellulite. In addition, the Korea Food and Drug Administration granted marketing approval for the Smartlipo Triplex™ system, the company’s minimally invasive technology for fat removal and skin tightening.

Business Outlook

Davin concluded, “Our financial position remains strong, and we are encouraged to see continuing top-line momentum. We are optimistic about the prospects for our business as we begin our European launch of Cellulaze and introduce SmoothShapes XV across our direct distribution channel. As our markets continue to slowly recover from the lingering effects of the recession, we believe Cynosure is well-positioned with a strong brand and broad suite of innovative products that deliver excellent outcomes for aesthetic patients.”

First-Quarter Financial Results Conference Call

In conjunction with its first-quarter 2011 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the company’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s anticipated financial results, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent

Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended Mar. 31,
	2011	2010
Revenues	$21,884	$18,893
Cost of revenues	9,803	8,093

Gross profit	12,081	10,800

Operating expenses
Selling and marketing	8,756	8,402
Research and development	2,240	1,707
General and administrative	2,951	3,233

Total operating expenses	13,947	13,342

Loss from operations	(1,866)	(2,542)

Interest income, net	54	53
Other income (expense), net	214	(151)

Loss before income taxes	(1,598)	(2,640)

Income tax provision	296	172

Net loss	$(1,894)	$(2,812)

Diluted net loss per share	$(0.15)	$(0.22)

Diluted weighted average shares outstanding	12,577	12,711

Basic net loss per share	$(0.15)	$(0.22)

Basic weighted average shares outstanding	12,577	12,711

Condensed Consolidated Balance Sheet

(In thousands)

	Mar. 31, 2011	Dec. 31, 2010
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$81,841	$86,836
Accounts receivable, net	10,397	10,621
Inventories	21,271	18,684
Prepaid expenses and other current assets	3,684	3,902
Deferred tax asset, current portion	510	489

Total current assets	117,703	120,532
Property and equipment, net	8,887	8,892
Long-term marketable securities	13,785	9,990
Other noncurrent assets	3,865	2,398

Total assets	$144,240	$141,812

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$17,563	$15,267
Amounts due to related parties	2,483	1,785
Deferred revenue	3,884	3,660
Capital lease obligations	93	133

Total current liabilities	24,023	20,845

Capital lease obligations, net of current portion	30	40
Deferred revenue, net of current portion	293	348
Other long-term liabilities	239	279

Total stockholders’ equity	119,655	120,300

Total liabilities and stockholders’ equity	$144,240	$141,812